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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
GENZYME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENZYME CORPORATION One Kendall Square Cambridge, MA 02139 (617) 252-7500

Dear Stockholders:

        We invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 30, 2002 at State Street Bank, 225 Franklin Street, Boston, Massachusetts.

        The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with the proxy statement is a copy of the 2001 Annual Report for the series of Genzyme common stock you hold and your proxy card.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the Internet, so that you can be sure your shares will be properly voted.

Sincerely,

/s/ Henri A. Termeer

Henri A. Termeer
Chairman and
Chief Executive Officer

Notice of Annual Meeting of Stockholders of Genzyme Corporation

Date:	Thursday, May 30, 2002
Time:	2:00 – 4:00 p.m.
Place:	State Street Bank Enterprise Room, 5th floor 225 Franklin Street Boston, Massachusetts

Purpose:

  •
  Re-elect three directors.

  •
  Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock covered by the plan by 300,000 shares.

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  Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock covered by the plan by 400,000 shares.

  •
  Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock covered by the plan by 150,000 shares.

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  Amend our 2001 Equity Incentive Plan to increase the number of shares of Genzyme General Division common stock covered by the plan by 5,000,000 shares.

  •
  Amend our 2001 Equity Incentive Plan to increase the number of shares of Genzyme Biosurgery Division common stock covered by the plan by 1,000,000 shares.

  •
  Amend our 2001 Equity Incentive Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock covered by the plan by 1,000,000 shares.

  •
  Act on any other matter that may be properly brought before the meeting.

Only stockholders of record at the close of business on April 2, 2002 will be entitled to vote at the meeting.

Your board of directors recommends a vote "in favor of" each of the proposals.

         Proxy Material Mailing Date:
April 23, 2002

                      By order of the Board of Directors,
                       Peter Wirth, Clerk

GENERAL INFORMATION ABOUT VOTING

Our board of directors is soliciting proxies for the 2002 Annual Meeting of Stockholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to "the company" or "Genzyme" and, except within the Audit Committee Report and the Compensation Committee Report on Executive Compensation, references to "we", "us", or "our" mean Genzyme Corporation.

Who can vote.    Only stockholders of record of each series of Genzyme common stock at the close of business on April 2, 2002 can vote at the meeting. We currently have three series of common stock, and each is publicly traded on The Nasdaq Stock Market®:

  •
  Genzyme General Stock;

  •
  Genzyme Biosurgery Stock; and

  •
  Genzyme Molecular Oncology Stock.

Genzyme Biosurgery Stock was created on December 18, 2000 when we established the Genzyme Biosurgery Division through the combination of our former Surgical Products and Tissue Repair divisions and Biomatrix, Inc. All information in this proxy statement reflects this change in our capital structure.

Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority in interest of the outstanding shares of all three series of common stock, together as a single class, represented at the meeting.

Shares outstanding and voting power.

	Shares Outstanding April 2, 2002	Number of Votes per Share	Total Voting Shares
Genzyme General Stock	213,596,708	1.00	213,596,708
Genzyme Biosurgery Stock	39,571,381	0.28	11,079,986
Genzyme Molecular Oncology Stock	16,762,920	0.28	4,693,617

Total			229,370,311

The number of votes for each series of common stock was set on January 1, 2001 and is reset every two years in accordance with our charter. The number of votes is based on an average closing stock price for each series of stock over a defined period of time.

How to vote your shares.    There are four ways you can vote your shares:

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  by mail;

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  by telephone;

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  on the Internet; or

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  in person, at the annual meeting.

To vote by mail, simply complete the enclosed proxy card, sign and date it, and return it in the enclosed self-addressed envelope. Instructions for voting by telephone or on the Internet can be found on your proxy card. Our bylaws allow our board of directors to authorize the use of electronic transmissions, such as transmissions over the Internet, to grant a proxy. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

By signing a proxy, you are authorizing us to vote your shares at the meeting in the manner you direct. If you return a signed proxy without specific voting instructions, your shares will be voted in favor of the proposals recommended by the board of directors. If any matters come before the meeting that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares.

        If your shares are held in a nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote at the meeting.

How you may revoke your proxy instructions.    You may revoke or amend your proxy before it is voted by writing to us directly, submitting a new proxy with a later date, or by attending the meeting and voting in person.

What if you get more than one proxy card?    This means that you have more than one account at the transfer agent and/or with a nominee. It may also mean that you hold stock in more than one series of our common stock. Your proxy card lists the number of shares you are voting. Please sign and return all proxy cards to be sure that all of your shares are voted.

        We recommend you consolidate your holdings under the same name, address and tax identification number as much as possible. This will eliminate some duplication of mailings and costs. Please contact your nominee to consolidate accounts, or our transfer agent, American Stock Transfer and Trust Co., Inc. at (800) 937-5449.

How the shares are counted.    For all of the proposals that are scheduled to be presented at the meeting the favorable vote of the majority of votes cast at the meeting is required to approve the proposals. Abstentions and broker non-votes are counted for determining a quorum. Abstentions and broker non-votes will not count as votes for or against a matter determined by a majority of votes cast at the meeting. A broker non-vote occurs when a broker returns a proxy but does not have the authority to vote on a particular proposal without a specific instruction from the owner of the shares.

Costs of solicitation.    We are paying Innisfree M&A Incorporated, a proxy solicitation firm, $12,000 plus expenses to help us with the solicitation. Our employees may solicit proxies personally, electronically, by telephone or by mail. We also reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy material and sending in your vote.

Results of the voting.    We will announce the results of the voting at the annual meeting. We will also publish the results in our quarterly report on Form 10-Q that we will file with the Securities and Exchange Commission in August 2002.

Annual meeting to be broadcast on our web site.    The annual meeting will be broadcast live over the Internet at our corporate web site at http://www.genzyme.com. For more information, and to listen to the meeting, go to the Investors area of the site.

STOCK OWNERSHIP

        This table shows how many shares are held by anyone that owns more than 5% of the outstanding shares of any series of our common stock. The information in this table is as of April 5, 2002 and is based on the most recent SEC filings by these persons or entities as to their ownership of our stock. Unless noted, each stockholder has sole voting and investment power for the shares listed in the table.

	Genzyme General Stock	%	Genzyme Biosurgery Stock	%	Genzyme Molecular Oncology Stock	%
Endre A. Balazs and Janet L. Denlinger (1) c/o Matrix Biology Institute 65 Railroad Avenue Ridgefield, NJ 07657	0	—	4,838,621	12.2	0	—
Citigroup, Inc. (2) 399 Park Avenue New York, NY 10043	18,147,418	8.5	2,062,579	5.2	139,837	0.8
Massachusetts Financial Services Company (3) 500 Boylston Street Boston, MA 02116	12,555,918	5.9	0	—	0	—
Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	8,198,308	3.8	4,522,556	11.4	758,681	4.5

(1)    Drs. Balazs and Denlinger are individual investors. Of the shares listed,

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  358,100 shares are owned by the Matrix Charitable Institute, of which Dr. Balazs is a trustee and for which he disclaims beneficial ownership. Dr. Balazs disclaims any voting or investment power for the shares owned by the Matrix Charitable Institute;

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  Dr. Balazs owns 2,796,863 shares. Dr. Balazs disclaims beneficial ownership of 358,100 of these shares which are held in trusts of which he is a trustee. Dr. Balazs also disclaims beneficial ownership of the shares held by his wife, Dr. Denlinger, discussed below; and

  •
  Dr. Denlinger owns 1,683,658 shares. Dr. Denlinger disclaims beneficial ownership of the shares deemed to be beneficially owned by Dr. Balazs.

(2)    Citigroup, Inc. is a holding company and investment manager and advisor for Citicorp Bank. Citigroup shares voting and dispositive power for all of the shares listed, including with certain of its subsidiaries. No single client of Citigroup or its subsidiaries is known to own more than 5% of the shares listed. Of the shares listed:

  •
  Salomon Smith Barney Holdings, Inc. (SSB Holdings), a holding company of which Citigroup is the sole stockholder, shares voting and dispositive power for 17,740,847 of the shares of Genzyme General Stock and 2,004,973 of the shares of Genzyme Biosurgery Stock listed;

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  Salomon Brothers Holding Company, Inc. (SBHC), of which SSB Holdings is the sole stockholder, shares voting and dispositive power for 11,510,078 of the shares of Genzyme General Stock listed; and

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  Salomon Smith Barney, Inc., of which SBHC is the sole stockholder, shares voting and dispositive power for 10,791,987 of the shares of Genzyme General Stock listed.

(3)    Massachusetts Financial Services Company (MFS), is a registered investment advisor. No single client is known to own more than 5% of the shares listed. MFS has sole power to dispose or to direct the disposition of 12,555,918 shares of Genzyme General Stock and has the sole power to vote or to direct the vote with respect to 12,295,107 shares of Genzyme General Stock.

(4)    Wellington Management Company, L.L.P. is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. No single client is known to own more than 5% of the shares listed. Wellington Management has shared power to dispose or to direct the disposition of 8,198,308 shares of Genzyme General Stock and 4,522,556 shares of Genzyme Biosurgery Stock, and has shared power to vote or to direct the vote with respect to 2,589,518 shares of Genzyme General Stock and 3,876,194 shares of Genzyme Biosurgery Stock.

        The next table shows how much of the outstanding shares of each series of our common stock is held by the executive officers listed in the compensation table on page 13, our directors, and all of our current executive officers and directors together. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of April 5, 2002.

	Number of Shares Beneficially Owned (1) (* indicates less than 1%)
	Genzyme General Stock	%	Genzyme Biosurgery Stock	%	Genzyme Molecular Oncology Stock	%
Henri A. Termeer (2)	2,403,289	1.1	592,445	1.5	208,542	1.2
Earl M. Collier, Jr. (3)	153,327	*	196,298	*	42,254	*
Alan E. Smith	423,770	*	44,468	*	61,740	*
G. Jan van Heek (4)	283,519	*	45,895	*	48,976	*
Peter Wirth	350,996	*	74,146	*	87,451	*
Constantine E. Anagnostopoulos	88,000	*	27,098	*	16,916	*
Douglas A. Berthiaume (5)	110,200	*	47,220	*	21,214	*
Henry E. Blair	96,700	*	27,745	*	33,213	*
Robert J. Carpenter (6)	288,632	*	32,820	*	17,764	*
Charles L. Cooney (7)	45,436	*	31,367	*	18,143	*
Victor J. Dzau	18,000	*	10,000	*	10,000	*
Sen. Connie Mack III	18,000	*	10,000	*	10,000	*
All current officers and directors as a group (15 people)	4,560,331	2.1	1,217,415	3.1	648,065	3.9

(1)    The shares listed include the following stock options exercisable within 60 days after April 5, 2002:

	Genzyme General Stock Options	Genzyme Biosurgery Stock Options	Genzyme Molecular Oncology Stock Options
Henri A. Termeer	1,815,263	202,642	186,466
Earl M. Collier, Jr.	153,076	178,828	41,171
Alan E. Smith	364,096	41,784	61,713
G. Jan van Heek	277,625	39,553	47,424
Peter Wirth	310,535	41,325	87,274
Constantine E. Anagnostopoulos	74,000	25,724	16,700
Douglas A. Berthiaume	73,200	23,665	20,512
Henry E. Blair	73,200	23,665	20,512
Robert J. Carpenter	134,790	25,721	16,700
Charles L. Cooney	28,500	25,724	16,700
Victor J. Dzau	18,000	10,000	10,000
Sen. Connie Mack III	18,000	10,000	10,000
All current officers and directors as a group (15 people)	3,603,534	721,066	606,641

The amounts listed in this footnote include options to purchase 29,084 shares of Genzyme General Stock for Mr. Termeer and options to purchase 71,990 shares of Genzyme General Stock for Mr. Carpenter that we assumed when we acquired GelTex Pharmaceuticals, Inc. in December 2000. Messrs. Termeer and

Carpenter were members of the GelTex board of directors and received stock options in their capacity as directors. The options were fully exercisable at the time of the acquisition. The amounts listed in this footnote for Mr. van Heek, and for all current officers and directors as a group, include options to purchase 93,597 shares of Genzyme General Stock, 4,927 shares of Genzyme Biosurgery Stock and 8,007 shares of Genzyme Molecular Oncology Stock held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

(2)    The stock beneficially owned by Mr. Termeer includes:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
• shares held by his wife	2,246	2,434	120
• shares held in trusts	1,000	2,899	2,019

The shares held in trusts are for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)    Mr. Collier's wife owns 5,454 shares of Genzyme Biosurgery Stock. Mr. Collier disclaims beneficial ownership of all shares held by his wife.

(4)    Mr. van Heek's wife owns 2,366 shares of Genzyme General Stock, 558 shares of Genzyme Biosurgery Stock and 42 shares of Genzyme Molecular Oncology Stock. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(5)    Mr. Berthiaume's wife owns 4,000 shares of Genzyme General Stock, 740 shares of Genzyme Biosurgery Stock and 216 shares of Genzyme Molecular Oncology Stock. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6)    Mr. Carpenter's wife owns 696 shares of Genzyme General Stock, 52 shares of Genzyme Biosurgery Stock and 41 shares of Genzyme Molecular Oncology Stock. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(7)    The stock beneficially owned by Dr. Cooney includes:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
• held jointly with his wife	14,802	5,592	1,397
• held by his wife	240	14	12
• held by his son	1,894	37	34

Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

ELECTION OF DIRECTORS

        We currently have eight directors. Our charter divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term.

        Three directors have been nominated for re-election to a term of office expiring in 2005: Constantine E. Anagnostopoulos, Robert J. Carpenter and Charles L. Cooney. Each of the nominees has agreed to serve as a director if he is elected. If for some reason a nominee is unable to serve, the board will propose a substitute nominee and the proxies will vote to approve the election of the substitute nominee. The following biographies give you information about each nominee followed by biographies of the directors who are continuing in office.

Constantine E. Anagnostopoulos, director since 1986

        Dr. Anagnostopoulos, 79, is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. He is a retired corporate officer of Monsanto Company, and is also a director of Dyax Corp. and Deltagen, Inc.

Robert J. Carpenter, director since 1994

        Mr. Carpenter, 57, is President and Chairman of Peptimmune, Inc., a wholly-owned subsidiary of ours, which develops immunotherapies for treating auto-immune and allergy diseases. He is also President of Boston Medical Investors, Inc., a privately held company he formed in 1994 that invests in early stage health care companies. From November 1991 until it was merged with us in December 2000, Mr. Carpenter was Chairman of GelTex Pharmaceuticals, Inc., a pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. He was President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company that he co-founded, from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with us in 1989. Following the merger and until 1991, Mr. Carpenter was our Executive Vice President, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. He is also a director of Cardiac Science, Inc.

Charles L. Cooney, director since 1983

        Dr. Cooney, 57, is a Professor of Chemical and Biochemical Engineering and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

DIRECTORS CONTINUING IN OFFICE

        The following directors were elected at our 2000 annual meeting, or were appointed, for terms ending in 2003:

Henri A. Termeer, director since 1983

        Mr. Termeer, 56, has served as our President and a director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining us, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is a director of ABIOMED, Inc., AutoImmune Inc. and Diacrin, Inc. He is also a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau, 56, is the Hersey Professor of the Theory and Practice of Physics at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at

Brigham and Women's Hospital in Boston, Massachusetts. Prior to this, Dr. Dzau was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University in Stanford, California. Dr. Dzau also serves as a director of Corgentech, Inc. and serves on the board of trustees of Partners Healthcare System and Brigham and Women's Hospital.

Senator Connie Mack III, director since 2001

        Senator Mack, 61, served as a United States Senator from the state of Florida from January 1989 until January 2001. He is currently a senior policy advisor to Shaw Pittman, a Washington, D.C. law firm and is also an advisory board member to Household International, Inc., a consumer financial services company. Senator Mack is also a director of Mutual of America, Darden Restaurants, EXACT Sciences Corporation, Moody's Corp. and LNR Properties.

        The following directors were elected at our 2001 annual meeting for terms ending in 2004:

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume, 53, is Chairman and Chief Executive Officer of Waters Corporation, a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

Henry E. Blair, director since 1981

        Mr. Blair, 58, is the Chairman, President and Chief Executive Officer of Dyax Corp., which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was our Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981. Mr. Blair is a director of Genzyme Transgenics Corporation and Esperion Therapeutics, Inc. and is a member of the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic.

DIRECTOR COMPENSATION

        Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive the following:

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  quarterly retainer of $6,250;
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  $1,000 for each board meeting they attend, either in person or by telephone;
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  $500 for each committee meeting they attend, either in person or by telephone, for meetings not held on the day of a board meeting; and
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  quarterly retainer of $500 for service as a committee chair.

        Under our director deferred compensation plan, each director may choose to defer his retainer fee until his service as a director ends or until a specified date. He can elect to defer his retainer in exchange for cash or a combination of cash and stock. If he selects stock for all or a portion of the fee, the stock portion of the fee is deposited into stock accounts allocated to Genzyme General Stock, Genzyme Biosurgery Stock and/or Genzyme Molecular Oncology Stock. As of April 2, 2002, two of the seven eligible directors were participating in the deferred compensation plan.

        Directors also receive stock option grants for each year (or partial year) that they serve on our board. Grants are made when a director is elected, appointed or re-elected to the board. The terms of these grants include:

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  6,000 shares each of Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock for each year of a director's term of office;
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  an exercise price equal to the closing price of each series of stock on the date of grant;

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  6,000 shares of each series become exercisable on the date of each annual meeting following the date of grant; and
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  each grant has a term of ten years.

        Dr. Cooney has provided consulting services to us since 1983. Dr. Cooney's agreement covers 15 days of consulting services during the year for an annual fee of $30,000, plus expenses. For each day he works in excess of 15 days he will be paid $2,000 per day or $250 per hour for partial days. For services provided under this agreement for 2001, we paid Dr. Cooney $30,000.

        Mr. Carpenter entered into a consulting contract with us in 1998. Mr. Carpenter is paid $2,000 per day and for partial days at a rate of $250 per hour. We did not pay Mr. Carpenter any fees in 2001 under this agreement.

BOARD MEETINGS

        The board of directors held eight meetings during 2001, and each director attended at least 75% of all meetings of the board and all committees of the board on which he served. The board has audit and compensation committees, but does not have a nominating committee.

        Audit Committee.    The audit committee held three meetings in 2001. Current members are Messrs. Berthiaume (chairman) and Carpenter, Dr. Anagnostopoulos and Senator Mack, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The committee selects and evaluates our independent auditors, reviews the audited financial statements and discusses the adequacy of our internal controls with management and the auditors. The committee operates under a written charter adopted by the board.

Audit Committee Report

        In the course of our oversight of Genzyme's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2001, (ii) discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      By the Audit Committee,

                      Douglas A. Berthiaume, Chairman
                      Constantine E. Anagnostopoulos
                      Robert J. Carpenter
                      Senator Connie Mack

        Compensation Committee.    The compensation committee held five meetings in 2001. Current members are Drs. Cooney (chairman) and Anagnostopoulos and Mr. Berthiaume. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers our equity incentive plans.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        Our executive compensation program is designed to attract, reward and motivate executive officers who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance. There are three elements to our executive compensation program:

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  base salary;

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  annual incentive bonuses; and

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  stock option grants.

        To determine executive compensation for 2001, we reviewed information from SEC filings, proxy statements, analyst reports for all series of our stock and for peer companies, and compensation surveys of the pharmaceutical and biopharmaceutical industries. Our objective is to ensure that base salary ranges for our executive positions are competitive with a selected group of major biopharmaceutical companies and size-adjusted pharmaceutical companies (with regressed annual revenues to $1 billion). We believe this is an appropriate group to measure cash compensation against because we look to this competitive marketplace for our executive positions.

        Base salary.    For 2001, Mr. Termeer recommended merit increases and base salary amounts for each officer other than himself based on his assessment of each officer's individual performance. We evaluated and approved Mr. Termeer's recommendations regarding each officer's base salary taking into account each officer's tenure and our subjective assessment of individual performance relative to the competitive market information. For 2001, we approved base salary increases ranging from 0% to 20%, with an average increase of 9%.

        Incentive bonuses.    A significant portion of officer compensation consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each officer prior to the beginning of 2001 using the same data considered in setting base salaries. Mr. Termeer recommended the bonus targets for all officers other than himself and we evaluated and approved the targets.

        The bonus targets included both an individual performance component and a corporate performance component for all officers. There is also a divisional performance component payable at our discretion for those officers with operating responsibility for a specific business unit. The individual performance component was payable at the discretion of Mr. Termeer based on his evaluation of each officer's performance for the year. The corporate performance component was payable at our discretion based on the extent to which Genzyme achieved the operating income goals approved by the board of directors in connection with setting the 2001 annual budget. For 2001, we awarded the corporate performance component at 106% of target. Total bonuses ranged from 72% to 109% of target.

        Stock options.    We have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Following the creation of Genzyme Biosurgery in December 2000, in February 2001 we made initial option grants for Genzyme Biosurgery Stock to all qualified employees of the Genzyme Biosurgery division, including our executive officers, which covered option awards for 2000 and 2001. Annual option awards for Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock were made in May 2001 to qualified employees of the company, excluding the Genzyme Biosurgery division employees, and including the executive officers. The number of options granted to each officer was based on survey data with respect to comparable positions in other biopharmaceutical companies. The following range of option grants were made to our officers:

Range of shares granted
Genzyme General Stock	10,000 – 62,000
Genzyme Biosurgery Stock	3,677 – 100,000
Genzyme Molecular Oncology Stock	4,000 – 31,000

        Mr. Termeer's compensation.    In determining Mr. Termeer's base salary for 2001, we considered compensation data from several executive officer compensation sources, including those used in setting the base salaries for the other officers. We also considered Mr. Termeer's length of service with the company, his overall job performance and our desire to continue to make a significant portion of his overall cash compensation dependent on performance based bonuses rather than base salary. We considered several corporate performance measures from 2000, including:

  •
  establishing Genzyme Biosurgery as a new division of the company through the combination of our former Surgical Products and Tissue Repair divisions with the acquired business of Biomatrix in December 2000;

  •
  the acquisition of GelTex in December 2000;

  •
  the exclusive licensing of dendritic/cancer cell fusion technology from the Dana-Farber Cancer Institute;

  •
  501(k) clearance from the FDA to market Sepramesh™ biosurgical composite for use in hernia repair procedures;

  •
  FDA marketing approval for Renagel® phosphate binder for the reduction of serum phosphorus in hemodialysis patients with end-stage renal disease;

  •
  the launch of FocalSeal®-L surgical sealant under a distribution and marketing agreement with Focal, Inc.;

  •
  the filing of a Biologics License Application with the FDA and a Marketing Authorization Application in Europe for Fabrazyme® enzyme replacement therapy to treat patients with Fabry disease; and

  •
  a tumor antigen discovery and licensing agreement between Genzyme Molecular Oncology and Purdue Pharma L.P.

        We believe that a significant portion of Mr. Termeer's cash compensation should be tied to performance. Therefore, we set Mr. Termeer's 2001 combined bonus target at 100% of his base salary. Based on our assessment of the corporate and individual objectives we established for him, Mr. Termeer received 106% of his targeted bonus. In reviewing Mr. Termeer's performance, we considered the following achievements in 2001:

  •
  consolidated revenue growth of 35% in 2001 over 2000;

  •
  the successful integration of our GelTex and Biomatrix acquisitions into the organization;

  •
  solid establishment of Renagel® phosphate binder in the United States, with revenues tripling from $56 million in 2000 to $177 million in 2001;

  •
  marketing approval for Fabrazyme® enzyme in the European Union;

  •
  initiation of a manufacturing expansion strategy to support the growth of existing and future products, including establishing a manufacturing facility in Waterford, Ireland, expanding facilities in Haverhill, United Kingdom for the production of Renagel® phosphate binder and the acquisition of a 70,000 square foot cGMP protein manufacturing facility in Geel, Belgium;

  •
  three strategic acquisitions: Wyntek Diagnostics, Inc., Focal, Inc. and Novazyme Pharmaceuticals, Inc.; and

  •
  a collaboration between Genzyme Molecular Oncology and Kirin Brewery Co., Ltd. of Japan for the development of human monoclonal antibodies for therapies in the areas of antiangiogenesis and vascular targeted cancer drug delivery.

        In May 2001, we granted Mr. Termeer a special long-term, performance-accelerated incentive award to purchase 150,000 shares of Genzyme Biosurgery Stock. This award complements awards granted to Mr. Termeer in May 2000 for Genzyme General Stock and Genzyme Molecular Oncology Stock, and has identical terms designed to provide Mr. Termeer with enhanced retention value and wealth opportunity that would closely mirror shareholder gains. These options vest in seven years but provide for acceleration of exercisability if:

  •
  in each of two consecutive fiscal years in which the average annual total shareholder return for the Genzyme Biosurgery Stock equals or exceeds the average annual total shareholder return for the 75th percentile of the Standard & Poors Biotechnology Index; and

  •
  the share price for the Genzyme Biosurgery Stock has appreciated at a rate equal to or greater than a compounded annual rate of ten percent from the date of grant.

        In May 2001, we granted Mr. Termeer options to purchase 500,000 shares of Genzyme General Stock, 100,000 shares of Genzyme Biosurgery Stock and 100,000 shares of Genzyme Molecular Oncology Stock. The number of options granted to Mr. Termeer was based on the same sources used for the other executive officers grants.

        Tax law limits on executive compensation.    Section 162(m) of the Internal Revenue Code limits the tax deduction available to Genzyme for compensation paid to our chief executive officer and the other four most highly paid officers in excess of $1,000,000 in any fiscal year. Certain performance based compensation that has been approved by stockholders is not subject to the limit. Our stockholders have approved the 2001 Equity Incentive Plan, which is designed to maximize the deductibility of certain awards under that plan. We reserve the authority to award compensation that is not fully deductible under the statute if such an award is consistent with our compensation policies and is in the best interests of the company and its stockholders.

                      By the Compensation Committee,

                      Charles L. Cooney, Chairman
                      Constantine E. Anagnostopoulos
                      Douglas A. Berthiaume

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)	Bonus($)	Genzyme General Stock	Genzyme Biosurgery Stock(1)	Genzyme Molecular Oncology Stock	All Other Compensation ($)(2)(3)
Henri A. Termeer Chief Executive Officer	2001 2000 1999	1,037,680 926,500 850,000	1,100,000 1,000,000 786,250	500,000 400,000 465,802	250,000 0 120,215	100,000 150,000 73,899	23,170 19,730 18,504
Earl M. Collier, Jr. Executive Vice President	2001 2000 1999	410,000 390,500 365,000	217,200 225,625 201,000	21,000 21,868 184,230	163,000 0 105,242	9,000 8,542 29,228	6,800 197,648 2,000
Alan E. Smith Senior Vice President, Research; Chief Scientific Officer	2001 2000 1999	371,000 353,100 330,000	250,000 196,700 172,500	44,000 34,604 166,564	25,325 0 20,674	14,000 11,586 26,425	6,800 4,040 2,000
G. Jan van Heek Executive Vice President	2001 2000 1999	410,280 381,500 350,000	312,600 265,000 220,000	56,000 42,728 176,660	18,157 0 15,211	9,000 8,345 28,027	6,800 2,867 2,000
Peter Wirth Executive Vice President; Chief Legal Officer	2001 2000 1999	527,000 492,200 460,000	309,000 275,500 221,000	62,000 48,216 232,180	23,520 0 18,164	28,000 21,525 36,835	6,800 4,490 2,000

(1)    In connection with the formation of Genzyme Biosurgery in December 2000, each outstanding option to purchase shares of Genzyme Surgical Products Stock was converted at a rate of 0.6060 of a share of Genzyme Biosurgery Stock for each share of Genzyme Surgical Products Stock subject to the option, and each outstanding option to purchase shares of Genzyme Tissue Repair Stock was converted at a rate of 0.3352 of a share of Genzyme Biosurgery Stock for each share of Genzyme Tissue Repair Stock subject to the option. No options to purchase shares of Genzyme Biosurgery Stock, Genzyme Surgical Products Stock or Genzyme Tissue Repair Stock were granted in 2000 to the named executive officers.

(2)    Amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include the following insurance premiums we paid for life and disability insurance benefits:

2001	$16,370
2000	$16,370
1999	$16,504

For Mr. Collier, the reported amounts for 2000 include expenses relating to the sale and purchase of a home in connection with his relocation from Washington, D.C. to Massachusetts.

(3)    Amounts payable to the executive officers upon a change in control of the company are discussed under the heading "Option Acceleration Upon Change in Control" on page 17 of this proxy statement.

Option Grants in Last Fiscal Year

	Individual Grants
		% of Total Options Granted to Employees in Fiscal 2001			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)(1)
Name			Exercise or Base Price ($/Share)(1)	Expiration Date
					5%($)(2)	10%($)(2)
Henri A. Termeer
Genzyme General Stock	500,000	7.67	53.47	05/31/11	16,813,498	42,608,705
Genzyme Biosurgery Stock	250,000	7.24	6.26	05/31/11	984,220	2,494,207
Genzyme Molecular Oncology Stock	100,000	16.62	15.40	05/31/11	968,498	2,454,363
Earl M. Collier, Jr.
Genzyme General Stock	21,000	0.32	53.47	05/31/11	706,167	1,789,566
Genzyme Biosurgery Stock	100,000	2.90	6.69	02/9/11	420,605	1,065,895
Genzyme Biosurgery Stock	63,000	1.82	6.26	05/31/11	248,023	628,540
Genzyme Molecular Oncology Stock	9,000	1.50	15.40	05/31/11	87,165	220,893
Alan E. Smith
Genzyme General Stock	44,000	0.67	53.47	05/31/11	1,479,588	3,749,566
Genzyme Biosurgery Stock	11,325	0.33	6.69	02/9/11	47,633	120,713
Genzyme Biosurgery Stock	14,000	0.41	6.26	05/31/11	55,116	139,676
Genzyme Molecular Oncology Stock	14,000	2.33	15.40	05/31/11	135,590	343,611
G. Jan van Heek
Genzyme General Stock	56,000	0.86	53.47	05/31/11	1,883,112	4,772,175
Genzyme Biosurgery Stock	8,157	0.24	6.69	02/9/11	34,309	86,945
Genzyme Biosurgery Stock	10,000	0.29	6.26	05/31/11	39,369	99,768
Genzyme Molecular Oncology Stock	9,000	1.50	15.40	05/31/11	87,165	220,893
Peter Wirth
Genzyme General Stock	62,000	0.95	53.47	05/31/11	2,084,874	5,283,479
Genzyme Biosurgery Stock	10,520	0.30	6.69	02/9/11	44,248	112,132
Genzyme Biosurgery Stock	13,000	0.38	6.26	05/31/11	51,179	129,699
Genzyme Molecular Oncology Stock	28,000	4.65	15.40	05/31/11	271,179	687,222
All Genzyme stockholders (3)
Genzyme General Stock	—	—	53.47	—	7,196,073,093	18,159,992,114
Genzyme Biosurgery Stock	—	—	6.69	—	166,595,514	421,039,494
Genzyme Biosurgery Stock	—	—	6.26	—	155,911,241	393,735,241
Genzyme Molecular Oncology Stock	—	—	15.40	—	162,600,324	410,523,911

(1)    Mr. Termeer's options include 150,000 shares of Genzyme Biosurgery Stock which have a ten year term and were granted at 100% of fair market value on the date of grant. These options vest in seven years but provide for acceleration of exercisability if:

  •
  in each of two consecutive fiscal years in which the average annual total shareholder return for the Genzyme Biosurgery Stock equals or exceeds the average annual total shareholder return for the 75th percentile of the Standard & Poors Biotechnology Index; and

  •
  the share price for the Genzyme Biosurgery Stock has appreciated at a rate equal to or greater than a compounded annual rate of ten percent from the date of grant.

All other executive options have ten year terms and were granted at 100% of fair market value on the date of grant. Options granted in February 2001 for shares of Genzyme Biosurgery Stock were exercisable 20% on the date of grant. An additional 20% of the shares will vest on each of May 25, 2001, 2002, 2003 and 2004. All other options were exercisable 20% on the date of grant and an additional 20% of the shares will vest annually over the next four years on the anniversary of the date of grant.

(2)    The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. No gain is possible without an increase in the price of the underlying stock, which will benefit all stockholders. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of the stocks would have to be approximately 63% and 159% above the respective exercise prices for each option, or:

	Option Grant Exercise Price	63% Price Increase	159% Price Increase
Genzyme General Stock	$53.47	$87.16	$138.49
Genzyme Biosurgery Stock	$6.69	$10.90	$17.33
Genzyme Biosurgery Stock	$6.26	$10.20	$16.21
Genzyme Molecular Oncology Stock	$15.40	$25.10	$39.89

(3)    The amounts shown for all our stockholders reflect the potential value if the Genzyme General Stock, Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock appreciate at the rates shown over the term of the options, if stockholders bought the shares in 2001 at the listed option exercise prices.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2001(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001($) Exercisable/Unexercisable(2)
Henri A. Termeer
Genzyme General Stock	319,596	$13,447,786	1,130,876/1,439,654	$47,399,445/$42,465,294
Genzyme Biosurgery Stock (3)	—	—	148,528/305,404	0/0
Genzyme Molecular Oncology Stock	—	—	135,593/285,506	155,597/135,514
Earl M. Collier, Jr.
Genzyme General Stock	144,910	$4,900,965	74,358/161,474	$2,186,763/$4,683,682
Genzyme Biosurgery Stock (3)	—	—	123,508/159,943	0/0
Genzyme Molecular Oncology Stock	—	—	26,829/32,900	37,434/52,220
Alan E. Smith
Genzyme General Stock	45,898	$2,147,101	286,747/283,111	$11,814,096/$10,226,957
Genzyme Biosurgery Stock (3)	—	—	29,782/33,532	0/0
Genzyme Molecular Oncology Stock	—	—	46,480/37,075	53,351/47,532
G. Jan van Heek
Genzyme General Stock	—	—	98,920/294,684	$2,966,068/$10,281,512
Genzyme Biosurgery Stock (3)	—	—	25,020/29,549	0/0
Genzyme Molecular Oncology Stock	—	—	25,681/31,816	35,716/49,952
Peter Wirth
Genzyme General Stock	154,228	$6,225,967	201,578/292,836	$7,255,990/$8,722,333
Genzyme Biosurgery Stock (3)	—	—	30,887/35,172	0/0
Genzyme Molecular Oncology Stock	—	—	62,371/62,591	68,102/67,155

(1)    This number is calculated by subtracting the option exercise price from either the closing price of the stock on the date of exercise or the actual sale price of the stock, then multiplying that number by the number of shares exercised. The amounts in this column may not represent amounts actually realized by the officer.

(2)    This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 31, 2001, then multiplying that number by the number of shares under the option. The closing prices on December 31, 2001 were:

  •
  Genzyme General Stock, $59.86;

  •
  Genzyme Biosurgery Stock, $5.31; and

  •
  Genzyme Molecular Oncology Stock, $8.00.

(3)    Includes options to purchase shares of Genzyme Biosurgery Stock resulting from the conversion of outstanding options to purchase shares of Genzyme Surgical Products Stock and Genzyme Tissue Repair Stock in connection with the creation of Genzyme Biosurgery in December 2000.

Option Acceleration Upon Change in Control

        All options to purchase shares of Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock that we have granted to our executive officers, other than performance-based grants, contain a provision for acceleration of exercisability of unvested options in the event of a change in control of Genzyme.

Executive Employment Agreements

        Mr. Termeer has an employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of non-renewal is given. The agreement provided for an initial base salary in 1990 of $300,000 and is subject to increases approved by the board or the compensation committee.

        Mr. Wirth has an employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of non-renewal is given. The agreement provided for his employment in a half-time capacity for an initial base salary in 1996 of $225,000. When he became a full-time employee in October 1996, his base salary increased to $380,000 and is subject to increases approved by the board or the compensation committee.

        Both agreements provide for:

  •
  certain life and disability insurance benefits;

  •
  participation in the cash bonus plan;

  •
  participation in equity incentive plans;

  •
  a lump sum payment of two times annual salary and bonus and full vesting of all rights and options, other than certain performance options, under stock or other equity incentive plans in the event that employment is terminated without cause;

  •
  a lump sum severance payment of three times annual salary and bonus if employment is terminated by us without cause or by him for good reason following a change in control;

  •
  following termination due to a change in control:

    —  a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan as if employment had continued for three years,

    —  continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer, and

    —  in certain circumstances, legal costs and relocation expenses associated with the termination; and

  •
  customary confidentiality, non-competition and ownership of inventions provisions.

Executive Severance Agreements

        We have severance agreements with all our executive officers other than Messrs. Termeer and Wirth. Under these agreements, payments will be made under certain circumstances following a change in control. The agreements provide for:

  •
  automatic renewal each January 1 unless written notice of non-renewal is given; and

  •
  following termination due to a change in control:

    —  a lump sum severance payment of two times annual salary and bonus,

    —  a cash payment equal to the additional retirement benefit which would have been earned under our retirement plan if employment had continued for two years following the date of termination,

    —  participation in life, accident and health insurance plans for such period, unless comparable benefits are provided by a new employer, and

    —  in certain circumstances, legal costs and relocation expenses associated with such termination.

STOCK PERFORMANCE GRAPHS

        These graphs compare the five year cumulative total stockholder returns for each of our series of common stock to that of the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index.

Genzyme General Stock (1)

Genzyme Biosurgery Stock (2)

Genzyme Molecular Oncology Stock (3)

(1)    All amounts reflect a 2-for-1 split of Genzyme General Stock on each of July 25, 1996 and June 1, 2001. We have made the following dividends on shares of Genzyme General Stock:

  •
  July 22, 1997, 0.015 of a share of Genzyme Tissue Repair Stock for one share of Genzyme General Stock. Genzyme Tissue Repair Stock converted into Genzyme Biosurgery Stock on December 18, 2000 at a rate of 0.3352 for 1;

  •
  November 16, 1998, 0.10805 of a share of Genzyme Molecular Oncology Stock for one share of Genzyme General Stock; and

  •
  June 28, 1999, 0.08951 of a share of Genzyme Surgical Products Stock for one share of Genzyme General Stock. Genzyme Surgical Products Stock converted into Genzyme Biosurgery Stock on December 18, 2000 at a rate of 0.606 for 1.

The cumulative returns are based on a $100 investment on January 1, 1997, with all dividends being reinvested.

(2)    Genzyme Biosurgery Stock was first publicly traded on December 19, 2000.    The cumulative returns are calculated based on a $100 investment made on that date, with all dividends being reinvested.

(3)    Genzyme Molecular Oncology Stock was first publicly traded on November 16, 1998. The cumulative returns are calculated based on a $100 investment made on that date, with all dividends being reinvested.

PROPOSALS TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

General

        The purpose of our 1999 Employee Stock Purchase Plan is to provide our full-time employees who wish to become stockholders an opportunity to buy shares under the plan on favorable terms. The plan terminates on March 24, 2009. As of February 28, 2002, the following shares were authorized and available for issuance under the plan:

	Authorized	Available for Issuance
Genzyme General Stock	989,299	399,799
Genzyme Biosurgery Stock	570,600	98,820
Genzyme Molecular Oncology Stock	500,000	81,542

        The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As a result of our creation of Genzyme Biosurgery in December 2000, the shares authorized under the plan for Genzyme Surgical Products Stock and Genzyme Tissue Repair Stock were converted into shares of Genzyme Biosurgery Stock.

        As of April 2, 2002, approximately 5,200 employees were eligible to participate in the plan. The closing prices of each of our series of common stock on April 2, 2002 as reported by Nasdaq were:

  •
  Genzyme General Stock, $42.03;

  •
  Genzyme Biosurgery Stock, $6.65; and

  •
  Genzyme Molecular Oncology Stock, $5.80.

Administration and Eligibility

        The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the federal tax code. Our board grants rights to purchase stock under the plan, and through an administrator, determines the frequency and duration of enrollments and the date(s) when stock may be purchased. General terms of participation include:

  •
  voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased;
  •
  automatic withdrawal on termination of employment;
  •
  purchase price per share is 85% of the lower of the stock's fair market value at the beginning of an enrollment period or on the exercise date;
  •
  payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the board;
  •
  no employee may subscribe if he or she would then own 5% or more of the voting power or the value of all series of stock of the company;
  •
  an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on the enrollment date; and
  •
  no employee may allocate more than 15% of his or her annual salary to the purchase of stock under the plan.

        In addition to these terms, we have imposed the following additional restrictions which will help us to manage and control the dilutive effect of the plan to stockholder interests:

  •
  no employee may buy more than $8,333 worth of Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock in a calendar year, based on the fair market value of the stock on the enrollment date;
  •
  no employee may allocate more than 5% of his or her annual salary to the purchase of Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock in a calendar year;
  •
  for Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock, no more than 1% of the shares outstanding at the end of the previous year can be issued in the current calendar year; and
  •
  for Genzyme General Stock, no more than 0.6% of the shares outstanding at the end of the previous year can be issued in the current calendar year.

Description of Amendments to the Purchase Plan

        On February 28, 2002, our board approved, subject to stockholder approval, an increase of 300,000 shares of Genzyme General Stock, 400,000 shares of Genzyme Biosurgery Stock and 150,000 shares of Genzyme Molecular Oncology Stock that may be purchased under the plan in order to ensure that sufficient shares are available to be issued until the next annual meeting of stockholders. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
Total currently authorized	989,299	570,600	500,000
Proposed increase	300,000	400,000	150,000

Proposed total authorized	1,289,299	970,600	650,000
Total available for issuance	399,779	98,820	81,542
Proposed increase	300,000	400,000	150,000

Proposed total available for issuance	699,779	498,820	231,542

Federal Income Tax Consequences Relating to Purchase Plan

        A U.S. employee does not realize taxable income either when participation begins, the first day of an enrollment period, or at the time shares are purchased. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before disposition.

        If an employee disposes of the shares both two years after the first day of an enrollment period and one year after the purchase date, he or she will recognize as ordinary income:

  •
  15% of the fair market value of the stock on the first day of the enrollment period or, if less,
  •
  the amount realized on the sale of the shares in excess of the purchase price.

Any additional gain will be treated as long-term capital gain or loss. We are not allowed a tax deduction for any income realized by an employee who has met the holding period requirements.

        If an employee disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, he or she will recognize as ordinary income:

  •
  an amount equal to the fair market value of the shares on the date of purchase minus the purchase price or, if less,
  •
  the amount realized on the sale of the shares in excess of the purchase price.

We are allowed a tax deduction for the income from a disqualifying disposition that is included in an employee's compensation the year the shares are disposed of.

        Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the plan begins on the purchase date.

PROPOSALS TO AMEND OUR 2001 EQUITY INCENTIVE PLAN

General

        The purpose of our 2001 Equity Incentive Plan is to:

  •
  attract and retain key employees and consultants;
  •
  provide an incentive for them to achieve long-range performance goals; and
  •
  enable them to participate in our long-term growth.

        The plan provides for the grant of both incentive and nonstatutory stock options, performance grants, and both restricted and unrestricted stock awards. As of February 28, 2002, the following shares were authorized, outstanding and available to grant under the plan:

	Authorized	Outstanding	Available to grant
Genzyme General Stock	16,364,320	11,253,985	3,065,995
Genzyme Biosurgery Stock	2,403,469	1,848,857	554,612
Genzyme Molecular Oncology Stock	1,856,991	1,543,581	313,410

        The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. Shares may also be issued through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award. As of February 28, 2002, approximately 5,200 employees were eligible for grants under the plan. The plan will expire May 31, 2011. The closing prices of each of our series of common stock on April 2, 2002 as reported by Nasdaq were:

  •
  Genzyme General Stock, $42.03;
  •
  Genzyme Biosurgery Stock, $6.65; and
  •
  Genzyme Molecular Oncology Stock, $5.80.

Administration and Eligibility

        The compensation committee of our board of directors has adopted standards for grants of awards under the plan relating to all series of stock or any combination of each series to eligible employees and consultants. The committee also periodically reviews the standards to determine if the levels of awards appropriately reflect our growth and the value of our stocks. The committee determines the terms and conditions of each award, including:

  •
  who is eligible to receive awards;
  •
  the form of payment of the exercise price;
  •
  the number of shares subject to options or other equity rights; and
  •
  when the shares are exercisable.

        The exercise price of stock options granted under the plan may not be less than the fair market value of the Genzyme General, Genzyme Biosurgery or Genzyme Molecular Oncology Stock, as the case may be, on the date of grant, provided that a nonstatutory stock option granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of fair market value on the date the person accepts our offer of employment or the date employment commences, whichever is lower. Option grants under the plan may not be re-priced without shareholder approval.

        The standards for grants of awards under the plan include a new hire grant matrix and an annual grant matrix. The new hire grant matrix determines the number of options that may be awarded to eligible new employees, other than executive officers, when they are hired. Eligibility for new hire awards and the size of the awards are based on the employee's salary grade at his or her date of hire.

        The annual grant matrix is based on an employee's salary grade plus an individual performance review for the prior year. An employee must have a rating of at least "fully meets expectations" in order to qualify for an annual award. The senior or executive vice president responsible for a division approves the performance ratings for each employee in that division. The committee has delegated to the Senior Vice President, Human Resources the power to administer the standards and make awards in amounts consistent with the annual grant matrix and standards and the recommendations provided by the senior management.

Description of Amendments to the Plan

        On February 28, 2002, our board of directors approved, subject to stockholder approval, the following increase in the total number of shares proposed to be authorized and available for issuance under the plan:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
Total currently authorized	16,364,320	2,403,469	1,856,991
Proposed increase	5,000,000	1,000,000	1,000,000

Proposed total authorized	21,364,320	3,403,469	2,856,991
Total available for grant	3,065,995	554,612	313,410
Proposed increase	5,000,000	1,000,000	1,000,000

Proposed total available for issuance	8,065,995	1,554,612	1,313,410

        Our board believes that the plan is useful as a continuing means of achieving our goals by providing an effective and direct incentive for employees in each of our divisions to promote our success as a whole.

Federal Income Tax Consequences Relating to the Plan

        Incentive stock options.    An optionee does not realize taxable income when an incentive stock option is granted or, except as discussed in the next paragraph, exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before the disposition. When shares that have been held for two years from the date of grant and one year from the date of exercise are disposed of, any amount realized in excess of the amount paid for the shares will be taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee. If an optionee disposes of the shares before meeting the one-year and two-year holding periods, known as a "disqualifying disposition," the amount realized in excess of the amount paid for the shares is taxed to the optionee as ordinary income. Subject to Sections 162(m) and 280G (relating to certain payments made in connection with a change in control) of the Internal Revenue Code, we are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition.

        The excess of the fair market value of the option shares on the date of exercise of an incentive stock option over the exercise price will be included in alternative minimum taxable income for the purpose of calculating the optionee's alternative minimum tax (AMT) in the year of exercise. AMT is based on the amount of the taxpayer's alternative minimum taxable income that exceeds an exemption amount. Alternative minimum taxable income is the taxpayer's taxable income with adjustments to reflect special tax treatment of certain items (including incentive stock options), plus specified items of tax preference. The taxpayer is required to pay the higher of the regular income tax or AMT. For purposes of computing AMT in the year the stock is sold, any gain on the sale is reduced by the amount included in alternative minimum taxable income in the year of exercise. AMT attributable to the exercise of an incentive stock option can be credited against the taxpayer's regular tax liability in a later year to the extent that the regular tax exceeds the alternative minimum tax for that later year. A disqualifying disposition in the year of exercise will generally avoid the AMT consequences of exercise of an incentive stock option

        Nonstatutory stock options.    An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. Subject to Sections 162(m) and 280G (relating to certain payments made in connection with a change in control) of the Internal Revenue Code, we are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain or loss relative to the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

CERTAIN TRANSACTIONS

        Diacrin/Genzyme LLC.    In 1996, we established Diacrin/Genzyme LLC, a joint venture with Diacrin, Inc., to develop and commercialize cell therapies for Parkinson's disease and Huntington's disease using porcine cells. Under the terms of the joint venture agreement, we provided 100% of the initial $10 million of the funding requirements and are obligated to provide 75% of the next $40 million of funding requirements for projects to be developed by the joint venture. Thereafter, all costs will be shared equally between the parties. Generally, we will share profits from the joint venture with Diacrin based on our respective ownership interests, which currently are equal. In 2001, we made payments of $3.3 million under the agreement for costs related to the development of Neurocell™-PD for Parkinson's disease and at December 31, 2001 Diacrin owed us approximately $78,000 under the agreement. Mr. Termeer is a director of Diacrin.

        Dyax.    In March 1996, we entered into two license agreements with Dyax and Protein Engineering Corporation, a wholly-owned subsidiary of Dyax, for Dyax's phage display technology. We paid an initial license fee of $53,700 and we pay an annual license maintenance fee of $50,000. We will also make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

        In September 1996, we subleased office and laboratory space in Cambridge, Massachusetts to Dyax. Current rent under this sublease is $53,943 per month. Dyax paid approximately $680,000 in sublease fees to us during 2001.

        In October 1998, we entered into a collaboration with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. Dyax will fund the first $6 million in development costs, and the parties will split all subsequent development costs equally. In connection with that agreement, we made an investment of $3 million in the convertible preferred stock of Dyax and made a $3 million line of credit available to help Dyax fund its operations. To date, Dyax has not borrowed any money under the line of credit. We will make milestone payments to Dyax upon FDA approval of products that arise out of the collaboration, and we will share equally with Dyax all profits from the sale of these products.

        Mr. Blair is chairman and chief executive officer of Dyax and Mr. Blair and Dr. Anagnostopoulos are directors of Dyax. Dr. Cooney and Messrs. Termeer and Wirth serve on Dyax's Strategic Advisory Council (SAC). For services in 2001, Dr. Cooney was paid $29,500 and Messrs. Termeer and Wirth were each paid $12,500. In 2002, it is anticipated that Dyax will pay each SAC member $2,000 for every meeting of the SAC they attend, and will grant each SAC member options to purchase 1,000 shares of Dyax common stock.

        Genzyme Development Partners, L.P.    In September 1989, we sponsored Genzyme Development Partners, L.P., a research and development limited partnership. We entered into a development contract with the partnership to perform research and development of certain products based on hyaluronan that are intended to reduce the incidence and extent of post-operative adhesions. We refer to these products as the Sepra products. In December 1997, we made a $1.5 million capital contribution to the partnership through Genzyme Development Corporation II, one of our wholly-owned subsidiaries and the general partner of the partnership. In January 2001, we purchased all of the outstanding Class A partnership interests for approximately $25.7 million plus future royalty payments on sales of certain Sepra products for ten years. In August 2001, we purchased the two outstanding Class B partnership interests for an aggregate of $180,000, plus additional future royalty payments on the sale of certain Sepra products for ten years. Mr. Termeer is the president and a director, and our chief financial officer, Michael S. Wyzga, is treasurer, of Genzyme Development Corporation II. Messrs. Termeer and Wyzga receive no compensation from either Genzyme Development Corporation II or the partnership. The partnership was dissolved on December 31, 2001.

        Genzyme Transgenics Corp.    As of April 5, 2002 we hold approximately 18% of the outstanding common stock of Genzyme Transgenics, a company engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses. We have a number of agreements with Genzyme Transgenics, including the following:

  •
  services agreement under which Genzyme Transgenics pays us for services provided by us, including treasury, data processing and laboratory support services;
  •
  sublease agreement under which we sublease a portion of one of our facilities;
  •
  research and development agreement under which each of the parties performs research services for the other;
  •
  a services agreement under which Genzyme Transgenics pays us for research, development, regulatory and manufacturing services related to transgenic recombinant human antithrobin III, or ATIII; and
  •
  a purchase agreement and amended and restated collaboration agreement executed in connection with our sale of our interest in ATIII LLC to Genzyme Transgenics, as more fully described below.

        During 2001, we received approximately $3.5 million from Genzyme Transgenics under these agreements. At December 31, 2001, Genzyme Transgenics owed us $1.3 million under these agreeements.

        In consideration of our agreement to provide a guaranty under a credit facility that Genzyme Transgenics had in place until March 28, 2001, Genzyme Transgenics issued to us a warrant to purchase up to 288,000 shares of Genzyme Transgenics common stock at an exercise price of $4.875 per share. Genzyme Transgenics also issued to us a warrant to purchase 145,000 shares of Genzyme Transgenics common stock at an exercise price of $2.84375 per share in connection with our guarantee of Genzyme Transgenics' obligations under a prior credit facility. Both warrants are currently exercisable.

        In 1998, we formed ATIII LLC, a joint venture with Genzyme Transgenics for the development and commercialization of ATIII. In July 2001, we transferred our 50% interest in ATIII to Genzyme Transgenics in exchange for a future royalty on worldwide net sales (excluding Asia) of any Genzyme Transgenics' products based on ATIII beginning three years after the first commercial sale of each such product, up to a cumulative maximum of $30.0 million.

        On April 4, 2002, Genzyme Transgenics repurchased from us 2,282,000 shares of Genzyme Transgencis common stock for $4,722,850 in cash, and a promissory note for an additional $4,722,850 at an annual interest rate of LIBOR plus 1%. The promissory note is due 50% on April 3, 2003 and 50% on April 3, 2004, and is secured by a subordinated lien on all of Genzyme Transgenics' assets except its intellectual property. Genzyme Transgenics also granted to us an option to convert our remaining 4.9 million shares of Genzyme Transgenics common stock into shares of Genzyme Transgenics non-voting preferred stock. We agreed to a 24-month lock-up on our remaining 4.9 million shares of Genzyme Transgenics common stock, releasable if the average price of the stock trades above $12 per share for twenty consecutive trading days. Mr. Termeer voluntarily resigned his position on the Genzyme Transgenics board of directors effective April 4, 2002 and Mr. Blair has decided not to stand for re-election to the Genzyme Transgenics board of directors after his term expires in May 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Based on a review of the copies of reports furnished to us and written representations that no other reports were required, except as set forth below, we believe that during 2001 our executive officers and directors complied with all Section 16(a) filing requirements. Dr. Cooney reported on February 8, 2002 the sale of 480 shares of Genzyme General Stock, 25 shares of Genzyme Biosurgery Stock and 25 shares of Genzyme Molecular Oncology Stock. The report for these sales was due on November 12, 2001. Mr. Carpenter reported on February 12, 2002, 71,990 Genzyme General stock options assumed in the acquisition of GelTex on December 14, 2000, the report of which was due on February 14, 2001. Mr. Termeer reported on February 13, 2002, 29,084 Genzyme General stock options assumed in the acquisition of GelTex and the acquisition of 400,000 Genzyme General and 150,000 Genzyme Molecular Oncology stock options, the report of which was due February 14, 2001.

INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the years ending December 31, 2001, 2000 and 1999. Our board of directors has appointed them to serve as our auditors for the fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        Audit Fees.    The aggregate fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Genzyme's annual financial statements for the year ended December 31, 2001 and for the review of Genzyme's financial statements included in Genzyme's Forms 10-Q for fiscal 2001 were $1,447,000.

        All Other Fees.    The aggregate fees for all other professional services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were $4,946,000 including audit-related services of approximately $1.4 million and tax services of approximately $3.5 million. Audit-related services generally include services in connection with the SEC registration statements, due diligence and other acquisition-related services, statutorily required audits of the financial statements of various benefit plans and foreign subsidiaries, and accounting and financial reporting. Tax services include tax return preparation, acquisition-related tax structuring, worldwide tax planning, state tax planning and other tax consultation. The Audit Committee considered whether the provision of these services is compatible with maintaining such firm's independence.

STOCKHOLDER PROPOSALS

        To be included in our 2003 annual proxy statement to bring business before the annual meeting, a shareholder proposal must be received by us in writing no later than December 24, 2002. Otherwise, in order to bring business before the annual meeting, a shareholder proposal must be received by us in writing between January 30, 2003 and February 28, 2003. Our by-laws permit you to bring business before or propose director nominations to be considered at an annual meeting. The notice must contain specified information about you and the proposed business or nomination. If any stockholder proposal is submitted after February 28, 2003, our board will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Clerk, telephone: (617) 252-7500.

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet web site at http://www.sec.gov or at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Shareholder Relations, telephone: (617) 252-7526.

        Genzyme® and Fabrazyme® are registered trademarks and Sepra™ and Sepramesh™ are trademarks of Genzyme Corporation. Renagel® is a registered trademark of GelTex Pharmaceuticals, Inc. FocalSeal® is a registered trademark of Focal, Inc. NeuroCell™-PD is a trademark of Diacrin, Inc. All rights are reserved.

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 30, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME GENERAL DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme General Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2002, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme General stock will be voted for each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

[X] Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Constantine E. Anagnostopoulos	[ ] FOR	[ ] WITHHELD
	Robert J. Carpenter	[ ] FOR	[ ] WITHHELD
	Charles L. Cooney	[ ] FOR	[ ] WITHHELD
	FOR	AGAINST	ABSTAIN
2. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 300,000 shares.	[ ]	[ ]	[ ]
3. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 400,000 shares.	[ ]	[ ]	[ ]
4. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 150,000 shares.	[ ]	[ ]	[ ]
5. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme General Division common stock by 5,000,000 shares.	[ ]	[ ]	[ ]
6. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
7. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
Signature: Date:	Signature: Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 30, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Molecular Oncology Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2002, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Molecular Oncology stock will be voted for each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

[X] Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Constantine E. Anagnostopoulos	[ ] FOR	[ ] WITHHELD
	Robert J. Carpenter	[ ] FOR	[ ] WITHHELD
	Charles L. Cooney	[ ] FOR	[ ] WITHHELD
	FOR	AGAINST	ABSTAIN
2. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 300,000 shares.	[ ]	[ ]	[ ]
3. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 400,000 shares.	[ ]	[ ]	[ ]
4. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 150,000 shares.	[ ]	[ ]	[ ]
5. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme General Division common stock by 5,000,000 shares.	[ ]	[ ]	[ ]
6. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
7. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
Signature: Date:	Signature: Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 30, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME BIOSURGERY DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga and Peter Wirth, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Biosurgery Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2002, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Biosurgery stock will be voted for each of the proposals. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

[X] Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Constantine E. Anagnostopoulos	[ ] FOR	[ ] WITHHELD
	Robert J. Carpenter	[ ] FOR	[ ] WITHHELD
	Charles L. Cooney	[ ] FOR	[ ] WITHHELD
	FOR	AGAINST	ABSTAIN
2. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 300,000 shares.	[ ]	[ ]	[ ]
3. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 400,000 shares.	[ ]	[ ]	[ ]
4. Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 150,000 shares.	[ ]	[ ]	[ ]
5. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme General Division common stock by 5,000,000 shares.	[ ]	[ ]	[ ]
6. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
7. Proposal to amend the 2001 Equity Incentive Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 1,000,000 shares.	[ ]	[ ]	[ ]
Signature: Date:	Signature: Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

Notice of Annual Meeting of Stockholders of Genzyme Corporation
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR COMPENSATION
BOARD MEETINGS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
PROPOSALS TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN
PROPOSALS TO AMEND OUR 2001 EQUITY INCENTIVE PLAN
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION Thursday, May 30, 2002
PROXY VOTING INSTRUCTIONS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS GENZYME GENERAL DIVISION COMMON STOCK
PLEASE SIGN AND MAIL YOUR PROXY TODAY.
ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION Thursday, May 30, 2002
PROXY VOTING INSTRUCTIONS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK
PLEASE SIGN AND MAIL YOUR PROXY TODAY.
ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION Thursday, May 30, 2002
PROXY VOTING INSTRUCTIONS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS GENZYME BIOSURGERY DIVISION COMMON STOCK
PLEASE SIGN AND MAIL YOUR PROXY TODAY.